Binding Letter of Intent

Merger of Sitoa Corporation with SOBM

The following is a summary of the principal terms (the “Term Sheet”) with respect to the merger with Sitoa Corporation (“Sitoa”)’ by Sinobiomed Incorporated (“SOBM”), an OTCQB listed company (Stock code: SOBM.PK).  This Term Sheet constitutes a legally binding obligation of any party.

Transaction Overview

Merger	Sitoa shall be acquired by SOBM in exchange for new SOBM shares. SOBM shall re-domicile and/or change its name and stock symbol as agreed upon by both parties.

No-Shop
Sitoa shall not enter into any negotiations, or enter into any agreements with any other party (and shall terminate any current negotiations) with respect to an asset sale other than with SOBM for a period of 4 months from the date of this agreement.

Consideration	Sitoa shareholders shall receive 80% of equity of SOBM post-transaction in exchange for the merger.

Shareholder Approval	The definitive agreement shall be signed pending final shareholder approval from Sitoa.

Closing Date	Targeted for May 1, 2011, but not later than June 1, 2011.

Agreed and accepted this 5th day of April, 2011:

Sinobiomed Inc.	Sitoa Corporation

By: /s/ George Yu	By: /s/ Cal Lai
Name: George Yu Title: President & CEO	Name: Cal Lai Title: CEO & President